UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2025

CONSTELLATION BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 East Broad Street, Rochester, New York 14614

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (585) 678-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	STZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.02	Termination of a Material Definitive Agreement.

Constellation Brands, Inc. (the “Company”), Bank of America, N.A., as administrative agent (the “Administrative Agent”), and certain other lenders previously entered into a Term Loan Credit Agreement, dated as of May 9, 2025 (the “Credit Agreement”), which provided for a $500 million delayed draw term loan. On October 16, 2025, the Company submitted notice to the Administrative Agent to terminate all commitments under the Credit Agreement, effective as of October 21, 2025.

Pursuant to the terms and conditions set forth in the Credit Agreement, the commitments under the Credit Agreement would have terminated on November 7, 2025. The Company did not have any borrowings outstanding under the Credit Agreement, and there were no early termination penalties incurred by the Company as a result of the termination of the Credit Agreement. Terms of the Credit Agreement are more fully described in Item 1.01 of the Current Report on Form 8-K filed by the Company on May 9, 2025.

Item 8.01	Other Events.

On October 17, 2025, the Company and Manufacturers and Traders Trust Company, as trustee (the “Trustee”), entered into Supplemental Indenture No. 36 (the “Supplemental Indenture”), dated as of October 17, 2025, which supplemented the Indenture, dated as of April 17, 2012 (the “Base Indenture” and together with the Supplemental Indenture and the other prior supplemental indentures thereto, the “Indenture”). Under the Indenture, the Company issued $500.0 million aggregate principal amount of 4.950% Senior Notes due 2035 (the “Notes”) for a public offering price of 99.716% of the principal amount of such notes.

The Notes were registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-268289) filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2022 (the “Registration Statement”).

The Company will pay interest on the Notes on May 1 and November 1 of each year, commencing on May 1, 2026. The Notes will mature on November 1, 2035. The Company may redeem the Notes, in whole or in part, at its option, under the terms provided in the Supplemental Indenture. The Supplemental Indenture contains customary events of default, including: (i) default in the payment of principal of or premium, if any, on the Notes when due, (ii) default in any payment of interest on the Notes when due, continued for 30 days, (iii) failure by the Company to comply with its obligations under the Supplemental Indenture, in certain cases subject to notice and grace periods, (iv) failure by the Company to make any payment after the maturity of any indebtedness with an aggregate principal amount in excess of $200.0 million or the acceleration of such indebtedness, and such indebtedness, in either case, is not discharged or such acceleration is not cured, waived, rescinded or annulled within 30 days following receipt of the relevant notice, and (v) specified events involving bankruptcy, insolvency or reorganization of the Company. If an event of default has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Notes to be due and payable. The Supplemental Indenture also contains customary covenants including with respect to liens and on sale and leaseback transactions. Terms of the Indenture and the Notes are more fully described in the section entitled “Description of the Notes” of the Prospectus Supplement dated October 15, 2025, that was filed with the SEC on October 16, 2025.

The foregoing description of the Supplemental Indenture is a summary, does not purport to be complete, and is qualified in its entirety by reference to (i) Supplemental Indenture No. 36 filed as Exhibit 4.1 hereto (and the form of 4.950% Senior Notes due 2035, which is included in Exhibit 4.1 hereto), which is incorporated by reference into this Item 8.01, and (ii) the Base Indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2012.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Supplemental Indenture No. 36, dated as of October 17, 2025, between the Company, as Issuer, and Manufacturers and Traders Trust Company, as Trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2025	CONSTELLATION BRANDS, INC.

	By:	/s/ Garth Hankinson
Garth Hankinson
Executive Vice President and Chief Financial Officer